FOR IMMEDIATE RELEASE	CONTACT:
Thursday, February 6, 2014	Kathleen Till Stange, Corporate & Investor Relations V.P.
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com

FBL Financial Group Reports Fourth Quarter 2013 Results

West Des Moines, Iowa, February 6, 2014 -

Financial Highlights
(Dollars in thousands, except per share data)

	Three months ended December 31,
	2013	2012
Net income attributable to FBL	$26,952	$22,586
Operating income	25,263	24,180
Earnings per common share (assuming dilution):
Net income	1.07	0.86
Operating income	1.00	0.93

FBL Financial Group, Inc. (NYSE: FFG) today reported net income attributable to FBL for the fourth quarter of 2013 of $27.0 million, or $1.07 per diluted common share compared to $22.6 million, or $0.86 per diluted common share, for the fourth quarter of 2012.

Operating Income(1). Operating income totaled $25.3 million, or $1.00 per common share, for the fourth quarter of 2013, compared to $24.2 million, or $0.93 per common share, for the fourth quarter of 2012. Fourth quarter 2013 operating income includes:

•	Strong underlying results from Farm Bureau Life, which reflect a growing book of profitable business

•	Investment fee income of $0.04 per share, primarily due to higher than expected bond prepayments

•	Lower amortization of acquisition costs totaling $0.03 per share due to the positive impact of equity markets on separate account performance

Operating income differs from the GAAP measure, net income attributable to FBL Financial Group, in that it excludes the impact of realized gains and losses on investments, the change in net unrealized gains and losses on derivatives, the net impact of discontinued operations and the loss on debt redemption. For further information on this non-GAAP financial measure, please refer to Note (1) and the reconciliation provided within this release.

"FBL Financial Group delivered very strong financial performance in the fourth quarter with a 24 percent increase in net income to $1.07 per share and an eight percent increase in operating income to $1.00 per share. These results cap off a year where we achieved record highs in full year net income and operating income, deployed excess capital with the payment of a $2.00 per share special dividend and the repurchase of 1.4 million shares, and maintained a very strong capital position," said James P. Brannen, Chief Executive Officer of FBL Financial Group, Inc. "As we move forward in 2014, we remain focused on supporting our exclusive Farm Bureau agency force and serving the attractive Farm Bureau niche market."

Product Revenues. Premiums and product charges for the fourth quarter of 2013 totaled $73.3 million compared to $70.5 million in the fourth quarter of 2012. Interest sensitive product charges increased three percent while traditional life insurance premiums increased four percent during the quarter. Premiums collected(2) in the fourth quarter of 2013 totaled $144.5 million compared to $145.3 million in the fourth quarter of 2012. Life insurance premiums collected decreased three percent, while annuity premiums collected increased three percent.

Investment Income. Net investment income in the fourth quarter of 2013 totaled $93.6 million compared to $91.5 million in the fourth quarter of 2012. The increase is due to an increase in average invested assets partially offset by lower investment yields. The annualized yield earned on average invested assets, with securities at cost, was 5.74 percent for the year ended December 31, 2013, compared to 5.87 percent for the year ended December 31, 2012. At December 31, 2013, 96 percent of the fixed maturity securities in FBL Financial Group's investment portfolio were investment grade debt securities.

Benefits and Expenses. Benefits and expenses totaled $135.4 million in the fourth quarter of 2013, an increase from $133.0 million in the fourth quarter of 2012. Death benefits, net of reinsurance and reserves released, increased to $24.7 million in the fourth quarter of 2013, compared to $22.2 million in the fourth quarter of 2012. By its nature, mortality experience can fluctuate from quarter to quarter. In the fourth quarter of 2012, FBL Financial Group unlocked the assumptions used in the calculation of deferred acquisition costs, value of insurance in force acquired and unearned revenue reserves, resulting in a benefit of $0.04 per share after-tax. No unlocking adjustments were made in the fourth quarter of 2013.

Net Realized Gains/Losses on Investments. In the fourth quarter of 2013, FBL Financial Group recognized net realized gains on investments of $2.3 million. The net realized gain on investments of $2.3 million is attributable to gains on sales of $3.3 million, losses on sales of $0.2 million and impairments of $0.8 million.

Stock Repurchases. During the quarter, FBL did not repurchase any shares of its Class A or Class B common stock. FBL has approximately $20.3 million remaining under its current stock repurchase program.

Capital and Book Value. As of December 31, 2013, the book value per share of FBL Financial Group common stock totaled $42.08, a decrease from $47.47 at December 31, 2012, primarily related to a decline in net unrealized gains due to rising interest rates as well as a $2.00 per share special dividend paid to shareholders of record as of September 6, 2013. Book value per share, excluding accumulated other comprehensive income(3), increased three percent to $37.27 at December 31, 2013 from $36.09 at December 31, 2012. The December 31, 2013 company action level risk based capital ratio of Farm Bureau Life Insurance Company was approximately 499 percent.

Further Financial Information. Further information on FBL Financial Group's financial results, including results by segment, may be found in FBL Financial Group's financial supplement, available on its website, www.fblfinancial.com.

Conference Call. FBL Financial Group will hold a conference call with investors tomorrow, February 7, 2014, at 11:00 a.m. Eastern Time. The call will be webcast over the Internet, and a replay will be available on FBL Financial Group's website, www.fblfinancial.com.

Certain statements in this release concerning FBL Financial Group's prospects for the future are forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act. These statements generally can be identified by their context, including terms such as “believes,” “anticipates,” “expects,” or similar words. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statement. These risks and uncertainties are detailed in FBL Financial Group's reports filed with the Securities and Exchange Commission and include, but are not limited to, difficult conditions in financial markets and the economy, lack of liquidity and access to capital, investment valuations, interest rate changes, changes in laws and regulations, competitive factors, relationships with Farm Bureau organizations, differences between actual claims experience and underwriting assumptions, the ability to attract and retain sales agents, adverse results from litigation and a decrease in ratings. These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable; however, no assurance can be given that the assumptions will prove to be correct.

FBL Financial Group is a holding company whose purpose is to protect livelihoods and futures. Its primary operating subsidiary, Farm Bureau Life Insurance Company, underwrites and markets a broad range of life insurance and annuities to individuals and businesses, which are distributed by multiline exclusive Farm Bureau agents. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. FBL Financial Group, headquartered in West Des Moines, Iowa, is traded on the New York Stock Exchange under the symbol FFG. For more information, please visit www.fblfinancial.com.

- FINANCIAL INFORMATION AND NOTES FOLLOW -

FBL Financial Group, Inc.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three months ended		Year ended
	December 31,		December 31,
	2013	2012	2013	2012
Revenues:
Interest sensitive product charges	$27,206	$26,350	$111,575	$101,410
Traditional life insurance premiums	46,069	44,169	180,944	175,086
Net investment income	93,561	91,531	370,651	361,324
Net realized capital gains on sales of investments	3,142	6,810	15,967	17,479

Total other-than-temporary impairment losses	(802)	(5,211)	(6,662)	(26,399)
Non-credit portion in other comprehensive income/loss	—	(2,698)	4,250	9,372
Net impairment losses recognized in earnings	(802)	(7,909)	(2,412)	(17,027)

Other income	3,808	3,643	14,506	17,268
Total revenues	172,984	164,594	691,231	655,540

Benefits and expenses:
Interest sensitive product benefits	53,188	49,337	203,599	196,387
Traditional life insurance benefits	40,676	39,365	160,471	156,290
Policyholder dividends	3,322	3,382	13,319	14,275
Underwriting, acquisition and insurance expenses	32,831	34,866	138,260	141,906
Interest expense	1,217	1,980	6,863	7,952
Loss on debt redemption	—	—	—	33
Other expenses	4,175	4,054	18,414	20,513
Total benefits and expenses	135,409	132,984	540,926	537,356
	37,575	31,610	150,305	118,184
Income taxes	(12,399)	(10,451)	(49,322)	(40,071)
Equity income, net of related income taxes	1,741	1,374	7,410	4,683
Net income from continuing operations	26,917	22,533	108,393	82,796
Discontinued operations:
Loss on sale of subsidiary, net of tax benefit	—	—	—	(2,252)
Income (loss) from discontinued operations, net of tax	—	22	—	(687)
Total income (loss) from discontinued operations	—	22	—	(2,939)
Net income	26,917	22,555	108,393	79,857
Net loss attributable to noncontrolling interest	35	31	165	83
Net income attributable to FBL Financial Group, Inc.	$26,952	$22,586	$108,558	$79,940

Earnings per common share - assuming dilution	$1.07	$0.86	$4.21	$2.87

Weighted average common shares	24,896,180	25,778,640	25,508,522	27,497,146
Effect of dilutive securities	232,967	315,157	265,893	341,402
Weighted average common shares - diluted	25,129,147	26,093,797	25,774,415	27,838,548

(1) Reconciliation of Net Income Attributable to FBL to Operating Income - Unaudited

In addition to net income, FBL Financial Group has consistently utilized operating income, a non-GAAP financial measure common in the life insurance industry, as a primary economic measure to evaluate its financial performance. Operating income equals net income attributable to FBL adjusted to eliminate the impact of realized gains and losses on investments, changes in net unrealized gains and losses on derivatives, discontinued operations and loss on debt redemption associated with disposed operations. FBL uses operating income, in addition to net income, to measure its performance since realized gains and losses on investments and the change in net unrealized gains and losses on derivatives can fluctuate greatly from quarter to quarter. Also, the discontinued operations and related loss on debt redemption are nonrecurring items. These fluctuations make it difficult to analyze core operating trends. This non-GAAP measure is used for goal setting, determining short-term incentive compensation and evaluating performance on a basis comparable to that used by many in the investment community. FBL believes the combined presentation and evaluation of operating income, together with net income, provides information that may enhance an investor's understanding of FBL's underlying results and profitability. A reconciliation is provided in the following table:

	Three months ended		Year ended
	December 31,		December 31,
	2013	2012	2013	2012
	(Dollars in thousands, except per share data)
Net income attributable to FBL	$26,952	$22,586	$108,558	$79,940
Adjustments:
Loss on debt redemption (a)	—	—	—	22
Net impact of discontinued operations (a)	—	(22)	—	2,939
Net realized gains/losses on investments (a)	(1,492)	1,774	(8,206)	477
Change in net unrealized gains/losses on derivatives (a)	(197)	(158)	241	(619)
Operating income	$25,263	$24,180	$100,593	$82,759

Operating income per common share - assuming dilution	$1.00	$0.93	$3.90	$2.97

(a) Net of adjustments, as applicable, to amortization of unearned revenue reserves, deferred acquisition costs, value of insurance in force acquired and income taxes attributable to these items.

(2) Premiums Collected - Net statutory premiums collected, a measure of sales production, is a non-GAAP measure and includes premiums collected from annuities and universal life-type products. For GAAP reporting, these premiums received are not reported as revenues.

(3) Reconciliation of Book Value Per Share Excluding Accumulated Other Comprehensive Income - Unaudited

	December 31, 2013	December 31, 2012
Book value per share	$42.08	$47.47
Less: Per share impact of accumulated other comprehensive income	4.81	11.38
Book value per share, excluding accumulated other comprehensive income	$37.27	$36.09

Book value per share excluding accumulated other comprehensive income is a non-GAAP financial measure. Accumulated other comprehensive income totaled $119.1 million at December 31, 2013 and $289.9 million at December 31, 2012. Since accumulated other comprehensive income fluctuates from quarter to quarter due to unrealized changes in the fair value of investments caused principally by changes in market interest rates, FBL believes this non-GAAP financial measure provides useful supplemental information.

FBL Financial Group, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	December 31, 2013	December 31, 2012
Assets
Investments	$7,040,002	$7,160,650
Cash and cash equivalents	6,370	78,074
Deferred acquisition costs	335,514	204,326
Other assets	385,482	355,867
Assets held in separate accounts	693,955	618,809
Total assets	$8,461,323	$8,417,726

Liabilities and stockholders' equity
Liabilities
Future policy benefits	$5,794,010	$5,507,921
Other policy funds, claims and benefits	635,732	626,830
Debt	97,000	147,000
Other liabilities	195,835	304,919
Liabilities related to separate accounts	693,955	618,809
Total liabilities	7,416,532	7,205,479

Stockholders' equity
FBL Financial Group, Inc. stockholders' equity:
Preferred stock	3,000	3,000
Class A common stock	134,993	115,706
Class B common stock	72	7,522
Accumulated other comprehensive income	119,067	289,853
Retained earnings	787,609	796,110
Total FBL Financial Group, Inc. stockholders' equity	1,044,741	1,212,191
Noncontrolling interest	50	56
Total stockholders' equity	1,044,791	1,212,247
Total liabilities and stockholders' equity	$8,461,323	$8,417,726

Common shares outstanding	24,754,355	25,475,074

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